[LOGO]
                               OILSANDS QUEST INC.
                           1250, 639 - 5TH AVENUE S.W.
                            CALGARY, ALBERTA T2P 0M9


November ___, 2004


CanWest Petroleum Corporation
Suite 206 - 475 Howe Street
Vancouver, BC  V6C 2B3

Attention:  Mr. Thornton Donaldson

Dear Sirs:

RE:   OILSANDS QUEST INC.
      MINIMUM INITIAL INVESTMENT
      --------------------------

Reference is made to the current reorganization of Oilsands Quest Inc. ("OQI" or the "Corporation") including, without limitation, the reconstitution of the board of directors, the appointment of new officers, the issuance of shares to management of the Corporation and the Initial Financing (as defined below) of the Corporation. In that regard, the Corporation and CanWest Petroleum Corporation ("CanWest") have come to an understanding in respect of such reorganization. If the following represents your understanding of our agreement in respect of such terms and conditions, please acknowledge the same by signing below and returning this letter agreement to OQI, which is intended to be, and upon execution will be, a binding agreement.

The material terms relating to this letter agreement are as follows:

1. OWNERSHIP INTEREST. OQI undertakes to ensure that CanWest retains an ownership interest in OQI of greater than 50% immediately following the completion of the Initial Financing. For greater certainty, OQI covenants that it will not issue that number of voting securities under the Initial Financing that would result in CanWest's ownership interest being less than 50% of OQI. For purposes hereof, the calculation of CanWest's ownership interest will be determined based on the number of issued and outstanding voting securities of OQI held by CanWest as a percentage of the total number of issued and outstanding voting securities of OQI on a fully diluted basis excluding any securities convertible into voting securites of OQI and stock options granted by OQI.

2. INITIAL FINANCING. For purposes hereof, "Initial Financing" shall mean the raising of the capital required to undertake all, or a portion of the Corporation's first winter's exploration program (budget approximately $5 million) and the payment of the principal amount of $1.2 million due on the closing of the purchase of all of the shares of Western Canadian Mint Inc. and, indirectly, all of the shares of American Oilsands Company Inc. from CanWest in accordance with the terms of the letter agreement dated November 12, 2004.

3.    DIRECTORS   OPTIONS.   OQI   undertakes   to  ensure  that  prior  to  the
      implementation of a stock option plan, the Corporation will, subject appropriate regulatory or other necessary board approvals, undertake to grant each external director options to purchase up to a maximum of 100,000 common shares at a price of $0.50 per share. The options granted will not vest for a period of 12 months from date of issuance.

This letter agreement shall be governed by the laws of the Province of Alberta.

The parties agree to make, execute and deliver any and all further assurances or other documents or agreements necessary to give full force and effect to the meaning and intent of this letter agreement.

If you are in agreement with foregoing, kindly indicate your acceptance by signing this letter agreement where indicated below and return a copy to the undersigned. This letter agreement may be signed by facsimile and in counterpart, which together shall be deemed to constitute one valid letter agreement.


Yours truly,


OILSANDS QUEST INC.


Per:     _________________________


Accepted and agreed to this ____ day of ______________________, 2004.


CANWEST PETROLEUM CORPORATION


Per:     __________________________